Exhibit 99.1

Media Release

Friday November 27, 2015
News Corp Australia announces landmark NRL rights deal

News Corp Australia, in conjunction with its subsidiary FOX SPORTS Australia, today announced that it has secured a five year deal with the National Rugby League for seasons 2018-2022.

The deal brings together News, Nine Entertainment and Telstra to deliver $1.8billion to the NRL, securing the game's future for the long term.

In 2016 FOX SPORTS will show every game of every round live, ad-free, in high definition, including exclusive broadcasts of three Super Saturday games, a Sunday afternoon game and Monday Night Football.

In 2017 FOX SPORTS will launch a dedicated new NRL channel, which will feature every game of every round, the most comprehensive news coverage, the best commentary and analysis from the game's biggest names, along with a new exclusive Friday night game at 6pm, Super Saturday and a Sunday afternoon game.

Subscribers to the FOX SPORTS package will have access to all these services on televisions, tablets and smart phones.

News Corp Australia chief executive Peter Tonagh said "This is a truly outstanding deal that will, for the first time in the history of the game, give fans live coverage of every game each round. It's a big win for the fans, and a big win for the clubs, and News is delighted to be a part of it.

"The deal affirms FOX SPORTS as the home of NRL, and the premium destination for sports coverage in Australia. Patrick Delany and his team will deliver fans of every club an experience like no other.

"I would like to thank the NRL, Nine Entertainment and Telstra for coming together to deliver such a terrific outcome for everyone."

End.

Released by News Corp Australia Corporate Affairs
For further details contact:

Stephen Browning – Head of Corporate Affairs
T: 02 8114 7850
M: 0432 961 773
E: stephen.browning@news.com.au

About News Corp Australia

News Corp Australia is part of one of the world's largest and leading global media and information services businesses - News Corp (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV).

Each month, over 15 million Australians choose to consume news and information across News Corp Australia's suite of multi-platform (print, web, mobile and tablet) products – more than any media group in Australia.

News Corp Australia's portfolio of national, metropolitan, regional, community and specialist multi-platform brands include The Australian, The Daily Telegraph, Herald Sun, The Courier-Mail, The Advertiser (Adelaide), The Sunday Times (Perth), The Mercury (Hobart), NT News, Townsville Bulletin, The Cairns Post, Gold Coast Bulletin, Geelong Advertiser, The Weekly Times, news.com.au, FOX SPORTS, Eureka Report, Business Spectator, Vogue Australia, GQ, donna hay, Kidspot and taste.com.au.

News Corp Australia also has significant investments in allied Australian media enterprises Foxtel, the REA Group and AAP.

As the #1 destination for news, lifestyle, sport and business, News Corp Australia plays a key role in the lives of consumers and provides a valuable channel for partners to engage these consumers.